Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Chemtura Corporation:

We consent to the use of our report dated February 27, 2012, with respect to the consolidated balance sheets of Chemtura Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Stamford, Connecticut

May 21, 2012